UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2609100
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Woodcliff Drive

Fairport, New York 14450

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
Common Stock Purchase Right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.   ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8-A/A is filed by Manning & Napier, Inc. (the “Company”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on April 14, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On April 14, 2021, the Rights Agreement (“Agreement”) between Manning & Napier, Inc. (the “Company”) and American Stock Transfer & Trust Company expired according to its terms and is of no further force and effect. As a result, the Agreement and the Rights issued thereunder expired by their own terms and each share of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company is no longer accompanied by a right to purchase, under certain circumstances, one share of Common Stock at a purchase price of $12.00 per share. The Company’s stockholders were not entitled to any payment as a result of the expiration of the Agreement and the Rights.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Rights Agreement between Manning & Napier, Inc. and American Stock Transfer & Trust Company, LLC, including Form of Right Certificate as Exhibit A (incorporated herein by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 14, 2020)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MANNING & NAPIER, INC.

By:	/s/ Sarah C. Turner
Name:	Sarah C. Turner
Title:	Corporate Secretary

Date: April 15, 2021

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